Exhibit 99.1

For immediate release	For More Information: F. Scott Dueser, Chairman, President & CEO 325.627.7155

First Financial Bank, N.A. and First Financial Trust and Asset Management Company, N.A. have filed Applications to Convert to Texas Charters

ABILENE, Texas, October 11, 2023 /PRNewswire/ -- First Financial Bankshares, Inc. (NASDAQ: FFIN) (“First Financial” or the “Company”) announced that its subsidiaries, First Financial Bank, N.A. and First Financial Trust and Asset Management Company, N.A. (the “Trust Company”), have each filed applications with the Texas Department of Banking to convert to a Texas state banking association and a Texas chartered trust company, respectively. The Bank has been a national bank since its inception in 1890 and the Trust Company has been a national trust company since its inception in 2003. The Bank and the Trust Company filed their applications with the Texas Department of Banking on September 22, 2023, and October 10, 2023, respectively. The Bank and the Trust Company expect to complete the conversions, following receipt of the necessary regulatory approvals, during the fourth quarter of 2023.

“Customers will not notice any difference in the Bank or the Trust Company following the conversion. We will continue to put the customer First and to operate under our One Bank, Twelve Regions Concept,” said F. Scott Dueser, Chairman and CEO of First Financial. “We think the charter conversions, for simplification reasons, are in the best interest of operating the Company,” added Mr. Dueser. “We still have strong capital levels, plenty of liquidity and offer the same services and products. We expect the conversions will lead to better communication with our regulators. We also anticipate that, as a result of the conversions, we will have meaningful savings each year based on reduced examination fees,” concluded Mr. Dueser.

Upon completion of the conversion, the Bank will be regulated by the Texas Department of Banking and the Federal Reserve Bank of Dallas, rather than the Office of the Comptroller of the Currency (the “OCC”). Likewise, the Trust Company will be regulated by the Texas Department of Banking rather than the OCC. The Bank will retain its FDIC deposit insurance in connection with its conversion.

About First Financial Bankshares, Inc.

Headquartered in Abilene, Texas, First Financial Bankshares is a financial holding company that through its wholly-owned subsidiary, First Financial Bank, N.A., operates multiple banking regions with 80 locations in Texas, including Abilene, Acton, Albany, Aledo, Alvarado, Beaumont, Boyd, Bridgeport, Brock, Bryan, Burleson, College Station, Cisco, Cleburne, Clyde, Conroe, Cut and Shoot, Decatur, Eastland, El Campo, Fort Worth, Franklin, Fulshear, Glen Rose, Granbury, Grapevine, Hereford, Huntsville, Lumberton, Keller, Kingwood, Magnolia, Mauriceville, Merkel, Midlothian, Mineral Wells, Montgomery, Moran, New Waverly, Newton, Odessa, Orange, Palacios, Port Arthur, Ranger, Rising Star, Roby, San Angelo, Southlake, Spring, Stephenville, Sweetwater, Tomball, Trent, Trophy Club, Vidor, Waxahachie, Weatherford, Willis, and Willow Park. The Company also operates First Financial Trust and Asset Management Company, N.A., with nine locations and First Technology Services, Inc., a technology operating company. The Company is listed on The NASDAQ Global Select Market under the trading symbol FFIN. For more information about First Financial, please visit our website at http://www.ffin.com.